Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste. 100

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Contacts:
Media:	Steven Campanini (469) 893-6321
Steven.Campanini@tenethealth.com
Investors:	Thomas Rice (469) 893-2522
Thomas.Rice@tenethealth.com

General Counsel Leaving Tenet Healthcare Corp.

DALLAS — March 7, 2008 — After resolving numerous difficult and complex legal issues, Peter Urbanowicz, General Counsel and Secretary of  Tenet Healthcare Corporation (NYSE:THC), is leaving the company to pursue opportunities outside of Tenet.

“In his four years with Tenet, Mr. Urbanowicz managed the company’s resolution of issues with the United States Department of Justice, the Securities and Exchange Commission, and other civil matters facing the company,” said Trevor Fetter, President and Chief Executive Officer.  “Virtually all of Tenet’s major litigation has been resolved, and we thank Peter for his efforts in getting us past those issues.”

Mr. Urbanowicz joined Tenet in December 2003 after serving as a Deputy General Counsel of the U.S. Department of Health and Human Services. Before joining HHS, Urbanowicz worked in several New Orleans law firms in the area of healthcare regulatory law.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers.  Tenet is committed to providing high quality care to patients in the communities we serve.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2007, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.